DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (this “Agreement”) is made this 4th day of March, 2004 (the “Effective Date”), by and between ST. CHARLES COMMUNITY, LLC, a Maryland limited liability company (the “Developer”) and U.S. HOME CORPORATION, a Delaware corporation (the “Builder”).

RECITALS:

A.           The Developer is engaged in the subdivision and development of a residential planned unit development community located in Charles County, Maryland and known as St. Charles (“St. Charles”).

B.           A portion of the St. Charles community identified by cross-hatching on the drawing attached hereto as Exhibit A is being developed by the Developer as a residential community known as Fairway Village (“Fairway Village”).  The development plans for Fairway Village contemplate that from and after the Effective Date, Fairway Village will be developed with an additional approximately 1,950 residential lots (each, a “Lot” and collectively, the “Lots”), such Lots to be for the construction of attached and detached single family homes (and not condominiums or multifamily units) (each, a “Unit” and collectively, the “Units”).

C.           The Developer and the County Commissioners of Charles County, Maryland, a body corporate (the “County”) are parties to an Order dated as of December 13, 1989, as amended on August 15, 1994, as further amended on July 22, 2002 (collectively, the “Order”), pursuant to which the Developer has agreed, inter alia, to make certain public facility improvements as more fully described in the Order (the “Public Facility Improvements”) to facilitate the development of Fairway Village.

D.           The Developer and the County have further agreed, on terms and conditions more fully set forth in the Order, that the cost of the Public Facility Improvements will be financed through the issuance by the County of its general obligation bonds (the “Bond Financing”).

E.           The County has required that the Developer secure its obligations with respect to the Bond Financing with the posting of one or more letters of credit (each, an “LOC” and collectively, the “LOC’s”), from time to time with the County.

F.           To facilitate the development of Fairway Village, the Builder has agreed to post one or more of the LOC’s required in connection with the Bond Financing, on the terms and conditions set forth in this Agreement, and in return therefor, the Builder will have the right to purchase Lots in Fairway Village on a preferential basis, also on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is acknowledged, the Developer and the Builder agree as follows:

1.           Letters of Credit.  The Builder agrees that at any time, and from time to time, upon not less than thirty (30) days written notice from the Developer, the Builder will provide one or more LOC’s in form substantially similar to the form attached hereto as Exhibit B, to secure the obligations of the Developer to the County pursuant to the Bond Financing.  In no event shall the aggregate face amount of LOC’s posted by the Builder from time to time be required to exceed a sum equal to Twenty Million Dollars ($20,000,000.00).  Each LOC shall be issued by a financial institution acceptable to the County in its sole discretion, shall be irrevocable for a period of one year, and shall contain an “evergreen” provision, which provides for automatic renewal of the LOC unless prior written notice of non-renewal is given by the issuer of the LOC not less than thirty (30) days prior to the expiration thereof, in which event the County shall have the right to draw upon the full amount thereof and hold such proceeds as cash collateral hereunder in lieu thereof, unless a substitute LOC acceptable to the County is posted by the Builder at least fifteen (15) days prior to such expiration date.  The Developer agrees that Bank One will be an acceptable issuer of the LOC.  The Builder shall pay all costs and expenses associated with providing the LOC’s from time to time, including, without limitation, all issuance fees, and such LOC’s shall be issued solely on the credit of the Builder.  The Builder acknowledges that the aggregate face amount of the LOC’s required to be provided by the Builder may both increase and decrease from time to time, provided that the maximum amount secured by the LOC’s at any time shall not exceed $20,000,000.00.

2.           Right to Purchase Lots.  (a)  In consideration of the Builder’s fulfillment of its obligations pursuant to this Agreement, the Developer grants to the Builder the right to purchase, on an exclusive basis, all of the Lots as such Lots are subdivided and developed from time to time.  The purchase of the Lots by Builder shall be on the terms and conditions set forth in this Agreement, and otherwise on the terms and conditions of the form purchase and sale agreement attached hereto as Exhibit C.  The mix of the lots between townhouse lots, large single family lots and small single family lots shall be in accordance with the existing approvals for the Fairway Village Project, which currently include approximately 591 townhouse lots, approximately 752 large single family detached lots and approximately 599 small single family detached lots.    At the request of the Builder, the Developer shall make reasonable efforts to change the Lot mix, so long as the change will not result in a material delay in any of the subdivision and development efforts for the Fairway Village Project.  The purchase price for the Lots to be acquired by the Builder from the Developer shall be equal to thirty percent (30%) of the "selling price" of the homes Builder intends to construct on the Lots being acquired at any given Closing.  For purposes of this paragraph, the “selling price” shall mean the gross sales price of any Lot and the residence and structure constructed or to be constructed thereon in accordance with the Builder's published retail prices in effect at the time of the applicable Closing, and shall include the Lot and any Lot premium charged by the Builder, the structure or structures built or to be built on the Lot, all of the Builder's standard features for the model of home in question, and unfinished basement, garage, porch, and all floor coverings and standard finishes for the model in question, but shall not include charges for any upgrades or optional features selected by the third party homebuyer which are not routinely included in or with residences built by the Builder at the time of the Closing in question, including but not limited to sunrooms and finished basements.  Additionally, for purposes of this section "upgrades or optional features" shall only include those items or things which are traditionally upgrades or optional features for new homes sold in the Charles County area as of the date of the Closing in question.  Sales incentives, commissions, closing help and closing costs paid by the Builder shall not be deducted.   In the event Builder substitutes house types on any Lot following Closing, then Builder shall so notify Developer, and at the time of closing from the Builder to the home purchaser, Builder shall pay to Developer, or Developer shall pay to Builder, as applicable, any difference in price of the affected lot which results from the substitution of house types.  Builder shall keep the Developer informed of any price adjustments made from time to time during the term of this Agreement in the Builder's retail price of the homes to be constructed on the lots by the Builder.

    (b)  The parties anticipate that Developer will develop Lots at the rate of two hundred (200) Lots per year.  The Builder covenants and agrees to purchase not less than two hundred (200) Lots per calendar year (pro rated for any partial calendar year) from the Developer to the extent that the same are available pursuant to this Agreement.  Developer shall develop the Lots timely so as to have sufficient Lots available for Builder to purchase one-twelfth of its required annual number of Lots each month.  If Developer does not maintain its development pace to allow Builder to purchase one-twelfth of its required annual number of Lots each month, then Builder’s annual purchase requirement shall be reduced by the shortfall in available Lots.  If at any time Builder fails to purchase any Lots made available to the Builder pursuant to this Agreement, the Developer shall be free to sell such Lots to any other party and on any other terms, in the Developer’s sole discretion, and such Lots shall count against the number of Lots which the Builder is entitled to purchase on a preferential basis pursuant to this Agreement or call the Builder in default of the Agreement and exercise the remedies as set forth in Section 4.

(c)           The Builder acknowledges that the Developer cannot guarantee that a certain number of Lots will be offered to the Builder pursuant to this Agreement, and that the Developer cannot guarantee the timing when Lots will be made available or the exact mix of types of Lots.  The Builder further acknowledges that the Lots will be subject to the lien, operation and effect of all covenants, conditions and restrictions, and reservations of easements, which exist from time to time for the portions of St. Charles community and Fairway Village in which such Lots are located.

(d)           The Builder shall have the right to assign its right to purchase the Lots which it is entitled to purchase hereunder to third parties reasonably acceptable to the Developer, provided, however, such ultimate purchasers shall purchase the Lots on the terms and conditions of and subject to this Agreement, and such assignment shall in no way relieve the Builder of any of its duties or obligations pursuant to this Agreement.  Developer agrees that Washington Homes, Ryan Homes, Pulte and Centex are all acceptable third parties to which Builder may assign its right to purchase Lots hereunder.  In addition, the Builder shall have the right to assign its right to purchase any or all of the Lots which it is entitled to purchase hereunder to any affiliate of Builder, however, upon such assignment such Lots shall remain subject to the restrictions on transfers set forth in this Agreement.  For purposes of this Agreement, an “affiliate” of Builder shall mean any other person or entity who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with Builder.  As used in this paragraph, the term “control” (including the terms “controlling”, “controlled by”, or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such party, whether through ownership of voting securities or otherwise.

3.           Security for Developer’s Obligations.  (a)   The parties acknowledge and agree that from time to time all or part of the property which constitutes Fairway Village may be subject to one or more land loans or development loans, which loans will be secured by a first priority lien against all or such parts of Fairway Village (collectively, the “Senior Liens”).  To secure the obligation of the Developer to reimburse the Builder for any Developer’s Reimbursement Obligation (as defined below), the Developer will grant to the Builder a recorded subordinate lien on the Lots owned by the Developer from time to time (the “Junior Lien”), which Junior Lien shall also encumber any portion of Fairway Village owned by the Developer from time to time which the Developer's development plans indicate as being intended to be, but which have not yet been, developed into Lots.  The Junior Lien shall at all times be junior and subordinate to the Senior Liens, as the same may be amended, extended, modified, replaced or refinanced from time to time; provided, however, that in no event shall the amount of the Senior Liens to which Builder’s Junior Lien is subordinate exceed a sum equal to Ten Thousand Dollars ($10,000.00) times the number of single-family detached and single-family attached Lots owned by Developer, which amount shall be increased on an annual basis by a percentage amount equal to the increase, if any, in the Consumer Price Index (Urban Wage Earners and Clerical Workers for All Items – U.S. City Average) for the preceding year.  The Builder covenants and agrees from time to time to provide written evidence of such subordination in form and substance reasonably satisfactory to the Developer and any lenders extending loans to the Developer secured in whole or in part by liens on all or parts of Fairway Village.  Developer agrees to use its best efforts to obtain an intercreditor agreement between the holder of any Senior Liens which affect the Lots as of the date hereof and Builder, and to obtain such an agreement from any person or entity who acquires a Senior Lien subsequent to the date hereof, substantially in the form attached hereto as Exhibit D.  Developer’s procurement of such an agreement from the holder of any Senior Liens (whether of record now or in the future) shall be a condition precedent to Builder’s obligations hereunder.

(b)           As the Developer sells each Lot in Fairway Village, the Builder shall release such lot from the Junior Lien provided that, in each instance, the Developer shall take Ten Thousand Two Hundred Fifty Six Dollars ($10,256.00) of the proceeds of the purchase price for such Lot and escrow the same with an escrow agent mutually acceptable to Developer and the Builder, for the sole purpose of paying Developer’s obligations with respect to the Bond Financing as and when the same come due.  At the time the last section of Lots in Fairway Village is platted, the partial release escrow amount for the Lots in such section shall be adjusted as necessary so that, once all of the Lots have been sold, sufficient funds are contained in the said escrow account to pay off the Bond Financing in full and permit Builder to obtain the full and complete release of its LOC’s.  As the escrowed proceeds are used to pay the Developer’s obligations with respect to the Bond Financing (which shall occur on a not less frequently than annual basis), the Builder shall be entitled to reduce its LOC’s on a pro rata basis.  Developer agrees to procure from the applicable governmental authorities, in form and content reasonably acceptable to Builder, written confirmation that such authorities will permit Builder to reduce its LOC’s as set forth above.

(c)           Provided that the Builder is not in default under Section 2 of this Agreement and a draw is made by the County on one or more LOC’s posted by the Builder pursuant to this Agreement (a “Draw”), the Developer shall reimburse the Builder for the amount of such Draw, together with interest at the rate of ten percent (10%) per annum on all amounts of such LOC’s drawn and outstanding from time to time, prorated on a daily basis from the date of the Draw to the date on which such reimbursement is made, within thirty (30) days of written notice from the Builder of the occurrence of such Draw (such reimbursement obligation, including all principal and interest accrued thereon, hereinafter being referred to collectively as “Developer’s Reimbursement Obligation”).

(d)           From and after any time when the Developer fails to timely satisfy a Developer’s Reimbursement Obligation, the Builder shall have the following remedies:

(i)           if (A) the value of all remaining Lots owned by the Developer is reasonably estimated to exceed (B) the sum of the obligations of the Developer with respect to the loans secured by the Senior Liens, the Junior Lien and all other junior liens securing other builders, the Builder shall not have the right to foreclose on the Junior Lien, but the Builder shall be entitled to apply the amount of such unpaid Developer’s Reimbursement Obligation on a pro rata basis based on the number of lots remaining to be made available to the Builder pursuant to this Agreement until such Developer’s Reimbursement Obligation has been paid in full; and

(ii)           if (A) the value of all remaining Lots owned by the Developer is not reasonably estimated to exceed (B) the sum of the obligations of the Developer with respect to the loans secured by the Senior Liens, the Junior Lien and all other junior liens securing other builders, then the Builder may elect either (X) the remedy set forth in Section 3(d)(i) above, or (Y) the Builder may convert the amount due to a five-year fully-amortizing recourse term loan at an interest rate of ten percent (10%) per annum, which requires Developer to make monthly payments of principal and interest to Builder.  In the event Builder elects option (Y) as described above, and Developer thereafter defaults in its obligations under such recourse term loan, Builder may foreclose on the Junior Lien pursuant to the provisions of applicable law.

For so long as any delinquent Developer’s Reimbursement Obligation remains unpaid, Developer shall place no new Senior Liens against Fairway Village, nor shall the maximum amount secured by any then-existing Senior Liens be increased, without the prior written consent of the Builder.

4.           Security For Builder’s Obligations.  The Builder acknowledges that the posting of the LOC’s as and when required hereunder is a vital component of the Developer’s ability to develop the infrastructure required for Fairway Village pursuant to the Bond Financing, and that the Developer will be significantly harmed if the Builder fails to comply with such obligation.  The Builder further acknowledges that this Agreement and the rights granted to the Builder hereunder are of significant and material benefit to the Builder.  Accordingly, the Builder covenants and agrees that, if the Builder breaches this Agreement, and such breach is not cured within twenty (20) days following written notice thereof from the Developer, then in addition to any other rights and remedies to which the Developer may be entitled at law or in equity, all LOC’s posted by the Builder pursuant to this Agreement shall be immediately forfeited in favor of the Developer, and the Builder shall have no further rights to purchase Lots on the terms of this Agreement; provided, however, that upon any such default, Developer shall use its good faith commercially reasonable efforts to attempt to obtain an agreement by any subsequent purchaser of the Lots which were to be purchased by Builder pursuant to this Agreement to post its own LOC’s in substitution for Builder’s LOC’s, and upon the posting of substitute LOC’s by such subsequent purchaser of such Lots, all LOC’s posted by the Builder (or, if said LOC’s had previously been drawn upon and converted into cash, then the cash derived from said LOC’s) shall be returned to the Builder.

5.           Title to Lots.  The Developer hereby represents and warrants to the Builder that the status of title to the Lots is as set forth on Developer’s title policy, a copy of which is attached to this Agreement as Exhibit E and incorporated herein by reference, and that the Lots are not subject to any exceptions to title other than those identified in Schedule B-2 of the said policy.  Following the date of this Agreement, Developer shall not, without the prior written consent of Builder, which consent shall not unreasonably be withheld, conditioned or delayed, create any new encumbrances on or exceptions to title to the Lots which will survive closing on the sale of such Lots to Builder, other than (i) covenants, conditions, easements and restrictions ordinarily recorded in the development of residential housing developments, and typical and customary utility agreements and subdivision agreements, provided such covenants, conditions, easements restrictions and agreements shall not prevent or materially affect Purchaser’s ability to construct, market and sell Purchaser’s standard single family homes thereon; (ii) ad valorem taxes and assessments not then due and payable; (iii) zoning regulations of the County or city in which the lots lie; (iv) sewer and water facility charges; and (v) the Declaration of Easements, Covenants, Conditions and Restrictions recorded for Fairway Village and Sheffield Neighborhoods and Fairway Village Architectural Covenants.

6.           Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally against receipt or shall be sent by registered mail, certified mail, or Express Mail service, postage prepaid and return receipt requested, or by a nationally-recognized overnight delivery service, addressed to the parties as follows:

To the Builder:                      U.S. Home Corporation
10230 New Hampshire Avenue
Suite 300
Silver Spring, MD  20903
Attn:  Philip F. Barber,
                                                        Division President
Fax No.: (301) 408-0443

With a copy to:                    U.S. Home Corporation
Legal Department
10707 Clay Road
Houston, Texas 77041
Fax No.: (713) 877-2471

And to:                                  David J. Bomgardner
Walsh, Colucci, Stackhouse,
Emrich & Lubeley, P.C.
13663 Office Place, Suite 201
Woodbridge, VA  22192
Fax No.: (703) 690-2412

To the Developer:                Mr. Edwin L. Kelly
President
American Community Properties Trust
222 Smallwood Village Center
St. Charles, Maryland 20602

With a copy to:                    Stephen H. Scott, Esq.
                                          Chapman, Bowling & Scott, P.A.
                                          112 La Grange Ave
                                                        PO Box 610
                                                        La Plata, Maryland 20646

7.           Counterparts. This Agreement may be executed in a number of identical counterparts.  If so executed, each of such counterparts shall, collectively, constitute one agreement; but in making proof of this agreement, it shall not be necessary to produce or account for more than one such counterpart.

8.           Non-Business Days. If the date for delivery of a notice or performance of some obligation of the County or the Developer falls on a Saturday, Sunday or legal holiday in the State of Maryland, then the date for such notice or performance shall be postponed until the next business day.

9.           Governing Law.  This Agreement, and the validity, construction, interpretation and enforcement thereof, shall be governed by the laws of the State of Maryland.

10.         Condition Precedent.  Builder acknowledges that it has obtained the written approval of this transaction from the Corporate Investment Committee of Lennar Corporation, and has thus satisfied a condition precedent to its obligations under this Agreement.

    11.             Cross Default.  For purposes of this Agreement, a default under this agreement by either party shall also constitute a default by that party under the Purchase Agreement, and a default under the Purchase Agreement by Developer shall also constitute a default under this agreement by Developer; however, a default under the Purchase Agreement by Builder shall not constitute a default under this Agreement by Builder.

WITNESS the signatures of the parties set forth below:

THE BUILDER:

U.S. HOME CORPORATION

By: /s/ Philip F. Barber
Name: Philip F. Barber
Title: Division President

THE DEVELOPER:

ST. CHARLES COMMUNITY, LLC

By: /s/ Edwin L. Kelly
Edwin L. Kelly, Chariman of the Management
Committee